Teavana Holdings, Inc. Announces Third Quarter Fiscal 2011 Financial Results

Atlanta, Georgia - December 2, 2011 - Teavana Holdings, Inc. (NYSE: TEA) today announced financial results for the third quarter and fiscal year-to-date ended October 30, 2011.

Highlights for the third quarter:

  Net sales increased by 35% to $33.4 million from $24.7 million in the third quarter of fiscal 2010.
  The Company opened 17 new stores compared to 13 new stores opened in the third quarter of fiscal 2010. The Company ended the quarter with 196 company-owned stores.
  Comparable store sales, including e-commerce, increased by 8.5%. Comparable store sales, excluding e-commerce, increased by 6.0%.
  Income from operations increased by 26% to $1.6 million from $1.3 million in the third quarter of fiscal 2010.
  Net income increased to $0.9 million, or $0.02 per diluted share, from $0.3 million, or $0.01 per diluted share in the third quarter of fiscal 2010.

Andrew Mack, Chairman and CEO, stated: "We were very pleased with our third quarter results, which included strong sales in both our stores and our e-commerce channel. In addition, the store opening team has again demonstrated its ability to execute successfully, as evidenced by the 17 stores opened during the third quarter. We met our 2011 goal of 50 store openings a quarter ahead of plan, and more importantly, our new stores continue to perform in line with our expectations. With the year-to-date strength in sales and profitability, and the strong execution of the entire Teavana team, we are well-positioned to deliver on our sales and earnings goals as we head into the all-important holiday season."

Highlights for fiscal year-to-date:

  Net sales increased by 36% to $99.7 million from $73.5 million in the comparable period in fiscal 2010.
  The Company opened 50 new stores compared to 33 new stores opened in the comparable period in fiscal 2010. The Company has opened 55 new stores in the trailing four fiscal quarters.
  Comparable store sales, including e-commerce, increased by 8.7%. Comparable store sales, excluding e-commerce, increased by 6.2%.
  Income from operations increased by 50% to $10.4 million from $6.9 million in the comparable period in fiscal 2010.
  Net income increased by 86% to $5.3 million, or $0.14 per diluted share, from $2.9 million, or $0.08 per diluted share in the comparable period in fiscal 2010.

Balance sheet highlights as of October 30, 2011:
  Total debt: $4.5 million
  Total liquidity (cash plus availability on a $40 million revolver facility): $35.3 million

Outlook:

For fiscal 2011, net sales are expected to be in the range of $162 million to $166 million based on opening 50 new stores and an increase in comparable store sales, including e-commerce, in the fourth quarter in the mid-single digit range. Net income is expected to be in the range of $16.5 million to $17.3 million, or $0.43 to $0.45 per diluted share based on 38.3 million shares compared to net income of $12.0 million, or $0.32 per diluted share based on 37.7 million shares in fiscal 2010.

For the fourth quarter of fiscal 2011, diluted shares outstanding are expected to be 39.1 million.

Conference Call Information:

A conference call to discuss third quarter and fiscal year-to-date 2011 financial results is scheduled for today, December 2, 2011, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (800) 447-0521 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at www.teavana.com in the investor relations section of the website.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing (877) 870-5176. The pin number to access the telephone replay is 31211276. The replay will be available until December 9, 2011.

About Teavana:

Teavana is a specialty retailer offering more than 100 varieties of premium loose-leaf teas, authentic artisanal teawares and other tea-related merchandise through 196 company-owned stores in 39 states and on its website. The company offers new tea enthusiasts and tea connoisseurs alike its "Heaven of Tea" retail experience where passionate and knowledgeable "teaologists" engage and educate them about the ritual and enjoyment of tea. The company's mission is to establish Teavana as the most recognized and respected brand in the tea industry by expanding the culture of tea across the world.

Forward-Looking Statements:

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. You can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to risks relating to our strategy and expansion plans, the availability of suitable new store locations, risks that consumer spending may decline and that U.S. and global macroeconomic conditions may worsen, risks related to our continued retention of our senior management and other key personnel, risks relating to changes in consumer preferences and economic conditions, risks relating to our distribution center, quality or health concerns about our teas and tea-related merchandise, events that may affect our vendors, increased competition from other tea and beverage retailers, risks relating to trade restrictions, risks associated with leasing substantial amounts of space, and other factors that are set forth in the Company's filings with the Securities and Exchange Commission ("SEC"), including risk factors contained in the final prospectus relating to the IPO included in the Company's Registration Statement on Form S-1 (File No. 333-173775) filed with the SEC and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by us in this news release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Investor Contact:

ICR, Inc.

Farah Soi / Joseph Teklits

203-682-8200

Farah.soi@icrinc.com

Teavana Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(dollars in thousands, except per share data)
	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 30, 2011	October 31, 2010	October 30, 2011	October 31, 2010
Net Sales.......................................................................	$ 33,426	$ 24,746	$ 99,679	$ 73,501
Cost of goods sold (exclusive of depreciation shown separately below)...........................................................................	12,749	10,237	37,386	29,714
Gross profit....................................................................	20,677	14,509	62,293	43,787
Selling, general and administrative expense.........................	17,511	12,121	47,636	33,730
Depreciation and amortization expense...............................	1,554	1,110	4,257	3,143
Income from operations...................................................	1,612	1,278	10,400	6,914
Interest expense, net.......................................................	122	685	1,553	1,956
Income before income taxes.............................................	1,490	593	8,847	4,958
Provision for income taxes...............................................	554	253	3,556	2,112
Net Income...................................................................	$ 936	$ 340	$ 5,291	$ 2,846

Net income per share:
Basic..................................................................	$ 0.02	$ 0.01	$ 0.14	$ 0.08
Diluted................................................................	$ 0.02	$ 0.01	$ 0.14	$ 0.08
Weighted average shares outstanding:
Basic..................................................................	38,138,070	36,749,460	37,216,444	36,749,460
Diluted................................................................	38,965,104	37,636,152	38,029,119	37,573,788

Teavana Holdings, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	October 30,	January 30,
	2011	2011
	(unaudited)
Assets
Current assets
Cash and cash equivalents.......................................................................	$ 36	$ 7,901
Inventory..............................................................................................	32,512	16,928
Prepaid assets.......................................................................................	4,082	3,441
Income tax receivable................................................................................	6,004	-
Other current assets...............................................................................	2,102	1,921
Total current assets	44,736	30,191
Property and equipment, net....................................................................	40,669	31,028
Goodwill.................................................................................................	2,394	2,394
Other non-current assets............................................................................	673	513
Total assets..............................................................................................	$ 88,472	$ 64,126
Liabilities, Redeemable Common Stock and Stockholders' Equity (Deficit)
Current liabilities
Accounts payable...................................................................................	6,770	3,631
Income tax payable.................................................................................	-	4,809
Series A redeemable preferred stock, $.0001 par value; 10,683,333 shares authorized as of January 30, 2011; no shares and 10,683,333 shares issued and outstanding as of October 30, 2011 and January 30, 2011, respectively....	-	12,992
Other current liabilities..............................................................................	8,116	6,883
Total current liabilities...................................................................................	14,886	28,315
Long-term liabilities
Deferred rent.............................................................................................	12,134	7,524
Deferred tax liability, non-current................................................................	2,547	420
Long-term debt..........................................................................................	4,501	1,000
Other long-term liabilities..........................................................................	575	525
Total long-term liabilities..............................................................................	19,757	9,469
Total liabilities	34,643	37,784
Commitments and contingencies ...................................................................	-	-
Redeemable common stock*
Class B redeemable common stock, $.00003 par value; 50,000,000 shares authorized as of January 30, 2011; no shares and 9,005,217 shares issued and outstanding as of October 30, 2011 and January 30, 2011, respectively....	-	81,401
Stockholders' equity (deficit)
Class A common stock, $.00003 par value; 50,000,000 shares authorized as of January 30, 2011; no shares and 27,744,243 shares issued and outstanding as of October 30, 2011 and January 30, 2011, respectively.........................	-	1
Common stock, $.00003 par value; 100,000,000 shares authorized as of October 30, 2011; 38,226,327 shares and no shares issued and outstanding as of October 30, 2011 and January 30, 2011, respectively..................................	1	-
Additional paid-in capital.............................................................................	276,086	-
Accumulated deficit.................................................................................	(222,260)	(55,060)
Accumulated other comprehensive income...................................................	2	-
Total stockholders' equity (deficit)...................................................................	53,829	(55,059)
Total liabilities, redeemable common stock, and stockholders' equity (deficit).........	$ 88,472	$ 64,126

* Because the Class B redeemable common stock was, prior to the completion of the IPO, subject to redemption at the option of the holder from and after December 15, 2011 at a redemption price equal to the aggregate fair value of the shares being redeemed, the Class B redeemable common stock historically has been classified on our condensed consolidated balance sheet as temporary equity, rather than stockholders' equity. For further discussion on the Class B redeemable common stock, see the Company's Prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, with the SEC on July 28, 2011.